Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-23671 on Form S-8 of our reports dated March 29, 2007, relating to the financial statements and financial statement schedules of Continental Materials Corporation appearing in this Annual Report on Form 10-K of Continental Materials Corporation for the year ended December 30, 2006.

Deloitte & Touche LLP

Chicago, Illinois

March 29, 2007